Exhibit 6.4

FORM OF JOINT VENTURE AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT

OF

[                                                 ], LLC

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURE MADE IN CONNECTION THEREWITH. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY MAY NOT BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR EXEMPTION THEREFROM. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH IN THIS AGREEMENT.

(i)

8.	Rights, Authority and Voting of the Members		11

	8.1	Members As Agents	11
	8.2	Voting by the Members	11
	8.3	Member Vote	12
	8.4	Meetings of the Members	12
	8.5	Rights of Members	13
	8.6	Restrictions on the Owners	13
	8.7	Return of Capital	14
	8.8	Indemnification of Members

9.	Member Transfers		14

	9.1	Resignation or Withdrawal of A Member	14
	9.2	Permitted Assignments	14
	9.3	Substituted Members	14
	9.4	Loss of Rights	14
	9.5	Consent of Members	14
	9.6	Transfer in Violation Not Recognized	14
	9.7	Rights of Economic Interest Owner	15
	9.8	Right to Inspect Books	15
	9.9	Assignment of 50% or More of Interests	15
	9.10	Transfer Subject to Law	15
	9.11	Right of First Refusal	15
	9.12	Repurchase Rights	15
	9.13	Specific Performance	16

10.	Books, Records, Accounting and Reports		16

	10.1	Records	16
	10.2	Delivery to Members and Inspection	16
	10.3	Rights of Members	17
	10.4	Reports	17
	10.5	Tax Information	17

11.	Termination and Dissolution of the Company		17

	11.1	Termination of the Company	17
	11.2	Certificate of Cancellation	17
	11.3	Liquidation of Assets	17
	11.4	Distributions Upon Dissolution	17
	11.5	Liquidation of Member’s Interest	17

12.	Amendment of Agreement		18

13.	Relationship of this Agreement to the Act		18

14.	Trade Secrets

	14.1	Restriction on Disclosure
	14.2	Use Restriction
	14.3	Nonremoval
	14.4	Prohibition on Unfair Competition

14.	Representations of Each Member		18

	14.1	No View to Resell	18
	14.2	Status	18
	14.3	Due Authorization	18
	14.4	Other Agreements	18

15.	Miscellaneous		18

(ii)

15.1	Counterparts	18
15.2	Successors and Assigns	18
15.3	Severability	18
15.4	Notices	18
15.5	Members’ Address	19
15.6	Governing Law	19
15.7	Captions	19
15.8	Gender	19
15.9	Time	19
15.10	Additional Documents	19
15.11	Descriptions	19
15.12	Dispute Resolution	19
15.13	Attorneys’ Fees	19
15.14	Venue	19
15.15	Partition	19
15.16	Integrated and Binding Agreement	19
15.17	Title to Company Property	19

EXHIBITS:

EXHIBIT A:        Definitions

EXHIBIT B:        Members

(iii)

LIMITED LIABILITY COMPANY AGREEMENT

OF

[                                               ], LLC

            This Limited Liability Company Agreement (the “Agreement”) of [                                             ], LLC, effective as of [                                             ], 20[    ] is entered into by and between Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership (“Multifamily REIT”) as a Member, and [                                    ], LLC, a Delaware limited liability company [special purpose entity of Cottonwood Residential O.P., LP, a Delaware limited partnership] (“Cottonwood Residential”) as a Member, pursuant to the Act on the following terms and conditions.

1.          Organization.

1.1        Formation. On [                    ], 20[    ], a Certificate of Formation was filed in the office of the Secretary of State of the state of Delaware in accordance with and pursuant to the Act.

1.2        Name and Place of Business.   The name of the Company shall be [                                    ], LLC, and its principal place of business shall be 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121. The Members may change such name, change such place of business or establish additional places of business of the Company.

1.3        Business and Purpose of the Company.   The purpose of the Company is to (i) acquire, directly or indirectly, entire or undivided interests in multifamily apartment communities, and to manage, lease, finance, refinance, operate and dispose of multifamily apartment communities, (ii) make investments, directly or indirectly, in multifamily real estate related assets (including, but not limited to, mezzanine, bridge or other real estate loans or preferred equity investments) and (iii) engage in such other activities relating to or incidental as are necessary to accomplish such purposes.

1.4        Term.   The term of the Company shall commence on the effective date of this Agreement and shall terminate on December 31, 2099, unless the Company is sooner dissolved and terminated as provided in this Agreement.

1.5        Required Filings.   Cottonwood Residential shall execute, acknowledge, file, record, amend and/or publish such certificates and documents as may be required by this Agreement or by law in connection with the formation and operation of the Company.

1.6        Registered Office and Registered Agent.   The Company’s initial registered office and initial registered agent shall be as provided in the Certificate of Formation. The registered office and registered agent may be changed from time to time by Cottonwood Residential by filing the address of the new registered office and/or the name of the new registered agent pursuant to the Act.

1.7        Competitive Transactions.   Except as set forth in the Investment Policy Agreement, any Owner or any Affiliate thereof, or any shareholder, officer, director, employee, partner, member, manager or any Person owning an interest therein, may engage in or possess an interest in any other business or venture of any nature or description, whether or not competitive with the Company, including, but not limited to, the acquisition, syndication, ownership, financing, leasing, operation, maintenance, management, brokerage, construction and development of property similar to the Project and no Owner or any Affiliate, or other Person shall have any interest in such other business or venture by reason of their interest in the Company.

2.          Definitions.   Definitions for this Agreement are set forth on Exhibit A and are incorporated herein.

3.          Capitalization and Financing.

3.1          Capital Contributions.

3.1.1      Multifamily REIT Capital Contribution.   Multifamily REIT shall contribute [90]% of the Capital Contributions agreed to by the Members and its Capital Account shall be credited with such amount and Multifamily REIT shall receive its Membership Interest in exchange.

3.1.2      Cottonwood Residential Capital Contribution.   Cottonwood Residential shall contribute [10]% of the Capital Contributions agreed to by the Members and its Capital Account shall be credited with such amount and Cottonwood Residential shall receive its Membership Interest in exchange.

3.2          Additional Capital Contributions.   If the Members determine that the Company requires cash in addition to the Capital Contributions set forth in Section 3.1 in order to carry out the purposes of this Agreement or to carry on the business of the Company, no more than 30 days after such determination, the Members shall contribute the additional Capital Contributions required. The Members may also make additional Capital Contributions at such times and in such amounts as set forth in an Approved Budget. All future additional Capital Contributions shall be made pro rata by the Members according to their respective Percentage Interests.

3.3          Failure to Make Additional Capital Contribution.   In the event a Member or Members (the “Delinquent Member”) fails to make all or any portion of its capital contribution as set forth in Section 3.2 (the “Required Additional Capital Contribution”) by the specified contribution date for the Required Additional Capital Contribution, the non-defaulting Member (the “Non-Delinquent Member”) may elect one of the following:

3.3.1      Loan.   The Non-Delinquent Member may fund the amount of the Required Additional Capital Contribution not made by the Delinquent Member, such amount together with the amount funded by the Non-Delinquent Member shall be treated as a loan to the Company by the Non-Delinquent Member. Any such loan shall bear interest at a fixed rate equal to 15%. Any principal and interest on any such loan shall be repaid prior to any Distributions to the Members pursuant to Section 5.1; or

3.3.2      Return of Additional Capital Contribution.   The Non-Delinquent Member may elect to have its Required Additional Capital Contribution returned to it by the Company.

3.4          Enforcement of Obligation.   Only the Company or a Member and no third party creditor (either in its own right or as a successor-in-interest of the Company, and including a trustee, receiver or other representative of the Company or an Owner), shall be entitled to enforce the requirements to make additional Capital Contributions. The Members intend and agree that the obligation of a Member to make Capital Contributions constitutes an agreement to make financial accommodations to and for the benefit of the other Member and the Company.

3.5          Liabilities of Members.   Except as specifically provided in this Agreement, the Members shall not be required to make any additional contributions to the Company and no Member shall be liable for the debts, liabilities, contracts, or any other obligations of the Company, by reason of being a Member of the Company, nor shall the Members be required to lend any funds to the Company or to repay or to contribute to the Company or any Member, or any creditor of the Company any portion or all of any deficit balance in a Member’s Capital Account.

3.6          Company Loans.   Any Member or an Affiliate (at the request of the Members) may, but will have no obligation to, make loans to the Company. All of the terms and conditions of such loan shall be approved by the Members.

4.          Allocation of Tax Items.

4.1          Allocation of Net Income and Net Loss.   For each fiscal year, the Net Income and Net Loss of the Company shall be allocated as follows:

4.1.1       Net Income.   After giving effect to the special allocations set forth in Sections 4.2 and 4.3, Net Income for any fiscal year shall be allocated as follows:

(a)        First, between the Members in proportion to and to the extent of Net Loss allocated to the Members pursuant to Section 4.1.2(d) until the aggregate Net Income allocated to the Members pursuant to this Section 4.1.1(a) for such fiscal year and all previous fiscal years is equal to the aggregate Net Loss allocated to the Members pursuant to Section 4.1.2(d) for all previous fiscal years;

(b)        Second, to the Members in proportion to their accrued but unallocated 8% Preferred Return, until the Members have been allocated an amount equal to their accrued but undistributed 8% Preferred Return;

(c)        Third, (i) 50% to the Members in proportion to their Percentage Interests and (ii) 50% to Cottonwood Residential, until Cottonwood Residential has been allocated an amount pursuant to clause (ii) equal to 20% of the amount allocated to the Members and Cottonwood Residential pursuant to Sections 4.1.1(b) and this Section 4.1.1(c); and

(d)        Thereafter, 80% to the Members in proportion to their Percentage Interests and 20% to Cottonwood Residential.

4.1.2        Net Loss.   After giving effect to the special allocations set forth in Sections 4.2 and 4.3, Net Loss for any fiscal year shall be allocated as follows:

(a)        First, between the Members in proportion to and to the extent of Net Income allocated to the Members pursuant to Section 4.1.1(d) until the aggregate Net Loss allocated pursuant to this Section 4.1.2(a) for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to the Members pursuant to Section 4.1.1(d) for all previous fiscal years;

(b)        Second, to Cottonwood Residential to the extent of Net Income allocated to Cottonwood Residential pursuant to Section 4.1.1(c) until the aggregate Net Loss allocated pursuant to this Section 4.1.2(b) for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to Cottonwood Residential pursuant to Section 4.1.1(c) for all previous fiscal years;

(c)        Third, between the Members in proportion to and to the extent of Net Income allocated to the Members pursuant to Section 4.1.1(b) until the aggregate Net Loss allocated pursuant to this Section 4.1.2(c) for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to the Members pursuant to Section 4.1.1(b) for all previous fiscal years; and

(d)        Thereafter, to the Members in proportion to their Percentage Interests.

4.2          Special Allocations.

4.2.1      Qualified Income Offset.   Except as provided in Section 4.2.3, in the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit created by such adjustment, allocation or distribution as quickly as possible.

4.2.2      Gross Income Allocation.   Net Loss shall not be allocated to any Member to the extent such allocation would cause such Member to have an Adjusted Capital Account Deficit at the end of a fiscal year. In the event any Member has an Adjusted Capital Account Deficit at the end of any fiscal year, each such Member shall be specially allocated items of Company gross income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible.

4.2.3      Minimum Gain Chargeback.   Notwithstanding any other provision of this Section 4, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 4.2.3 is intended to comply with the partnership minimum gain chargeback requirement in the Treasury Regulations and shall be interpreted consistently therewith. This provision shall not apply to the extent the Member’s share of net decrease in Company Minimum Gain is caused by a guaranty, refinancing, or other change in the debt instrument causing it to become partially or wholly recourse debt or Member Nonrecourse Debt, and such Member bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the newly guaranteed, refinanced or otherwise changed debt or to the extent the Member contributes cash to the capital of the Company that is used to repay the Nonrecourse Debt, and the Member’s share of the net decrease in Company Minimum Gain results from the repayment.

4.2.4      Member Minimum Gain Chargeback.   Notwithstanding any other provision of this Section 4, except Section 4.2.3, if there is a net decrease in Member Minimum Gain, any Member with a share of that Member Minimum Gain (as determined under Treasury Regulations Section 704-2(i)(5)) as of the beginning of the year shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section shall not apply to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to conversion, refinancing or other change in a debt instrument that causes it to become partially or wholly a Nonrecourse Debt. This Section is intended to comply with the partner minimum gain chargeback requirements in the Treasury Regulations and shall be interpreted consistently therewith and applied with the restrictions attributable thereto.

4.2.5      Nonrecourse Deductions.   Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Members in proportion to their Percentage Interests and each Member’s share of excess Nonrecourse Debt shall be in the same proportion.

4.2.6      Member Nonrecourse Deductions.   Member Nonrecourse Deductions for any fiscal year shall be allocated to the Member who bears the economic risk of loss as set forth in Treasury Regulations Section 1.752-2 with respect to the Member Nonrecourse Debt. If more than one Member bears the economic risk of loss for a Member Nonrecourse Debt, any Member Nonrecourse Deductions attributable to that Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss.

4.2.7      Code Section 754 Adjustments.   To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

4.3          Curative Allocations.   Notwithstanding any other provision of this Agreement, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

4.4          Contributed Property.   Notwithstanding any other provision of this Agreement, Cottonwood Residential shall cause depreciation and/or cost recovery deductions and gain or loss attributable to Property contributed by a Member or revalued by the Company to be allocated among the Members for income tax purposes in accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder. The Members shall be entitled to select the appropriate method to account for the variation between the basis of a Member’s interest in a contributed Property and the fair market value of the interest at the time it is contributed to the Company.

4.5          Recapture Income.   The portion of each Member’s distributive share of Net Income that is characterized as ordinary income pursuant to Code Sections 1245 or 1250 shall be proportionate to the amount of Net Income or Net Loss which included the corresponding depreciation deductions that were allocated to such Member as compared with the amount of depreciation deductions allocated to all Members.

4.6          Allocation of Company Items.   Except as otherwise provided herein, whenever a proportionate part of Net Income or Net Loss is allocated to a Member, every item of income, gain, loss or deduction entering into the computation of such Net Income or Net Loss, and every item of credit or tax preference related to such allocation and applicable to the period during which such Net Income or Net Loss was realized shall be allocated to the Member in the same proportion. For purposes of this Section 4 and Section 5, an Economic Interest Owner shall be treated as a Member.

4.7          Assignment.   Unless otherwise agreed to by the Members, in the event of the assignment of an Interest pursuant to the terms of this Agreement (or a change in a Member’s Percentage Interest), the Net Income and Net Loss arising from other than a sale or refinancing of Property shall be allocated as between the Owner and such Owner’s assignee based upon the number of months of their respective ownership during the year in which the assignment occurs, without regard to the results of the Company’s operations during the period before or after such assignment. Distributions shall be made to the Owner or the assignee, whichever is the owner of the Interest, as of the date of the Distribution. An assignee who receives an Interest during the first 15 days of a month will receive any allocations relative to such month. An assignee who acquires an Interest on or after the sixteenth day of a month will be treated as acquiring the Interest on the first day of the following month. Net Income and Net Loss from a sale or exchange of Property will be allocated between the Owner and its assignee (or to reflect such change in Percentage Interest) as of the date of any such transaction.

4.8          Power to Vary Allocations.   It is the intent of the Members that each Member’s share of Net Income and Net Loss be determined and allocated in accordance with Code Section 704(b) and the provisions of this Agreement shall be so interpreted. Therefore, if the Company is advised by the Company’s legal counsel that the allocations provided in this Section 4 are unlikely to be respected for federal income tax purposes, Cottonwood Residential, with the approval of Multifamily REIT, shall amend the allocation provisions of this Agreement to the minimum extent necessary to comply with Code Section 704(b) and effect the plan of allocations and Distributions provided for in this Agreement.

4.9          Consent of Members.   The allocation methods of Net Income and Net Loss are hereby expressly consented to by each Member as a condition of becoming a Member.

4.10        Withholding Obligations.

4.10.1      If the Company is required (as determined in good faith by Cottonwood Residential) to make a payment (“Tax Payment”) with respect to any Member to discharge any legal obligation of the Company to make payments to any governmental authority with respect to any federal, foreign, state or local tax liability of such Member arising as a result of such Member’s interest in the Company, then, notwithstanding any other provision of this Agreement to the contrary, the amount of any such Tax Payment shall be deemed to be a loan by the Company to such Member, which loan shall bear interest at the Prime Rate and be payable upon demand or by offset to any Distribution which otherwise would be made to such Member.

4.10.2      If and to the extent the Company is required to make any Tax Payment with respect to any Member, or elects to make payment on any loan described in Section 4.10.1 by offset to a Distribution to a Member, either (i) such Member’s proportionate share of such Distribution shall be reduced by the amount of such Tax Payment or offset or (ii) such Member shall pay to the Company prior to such Distribution an amount of cash equal to such Tax Payment or offset. In the event a portion of a Distribution in kind is retained by the Company pursuant to clause (i) above, such retained Property may, in the discretion of Cottonwood Residential, either (A) be distributed to the other Members, or (B) be sold by the Company to generate the cash necessary to satisfy such Tax Payment. If the Property is sold, then for purposes of income tax allocations only under this Agreement, any gain or loss from such sale or exchange shall be allocated to the Member to whom the Tax Payment relates. If the Property is sold at a gain, and the Company is required to make any Tax Payment on such gain, the Member to whom the gain is allocated shall pay the Company prior to the due date of Tax Payment an amount of cash equal to such Tax Payment.

4.10.3      Cottonwood Residential shall be entitled to hold back any Distribution to any Member to the extent Cottonwood Residential believes in good faith that a Tax Payment will be required with respect to such Member in the future and Cottonwood Residential believes that there will not be sufficient subsequent Distributions to make such Tax Payment.

5.          Distributions.

5.1          Cash From Operations.   Except as otherwise provided in Section 13, Cash From Operations with respect to each calendar year shall be distributed as follows:

5.1.1      First, to the Members in proportion to their accrued but undistributed 8% Preferred Return, until the Members have been distributed an amount equal to their accrued but undistributed 8% Preferred Return;

5.1.2      Second, (i) 50% to the Members in proportion to their Percentage Interests and (ii) 50% to Cottonwood Residential, until Cottonwood Residential has received an amount pursuant to clause (ii) equal to 20% of the amount distributed to the Members and Cottonwood Residential pursuant to Sections 5.1.1 and this 5.1.2; and

5.1.3      Thereafter, 80% to the Members in proportion to their Percentage Interests and 20% to Cottonwood Residential.

5.2          Cash From Capital Transactions.   Except as otherwise provided in Section 13, Cash From Capital Transactions with respect to each calendar year shall be distributed as follows:

5.2.1    First, to the Members in proportion to their accrued but undistributed 8% Preferred Return, until the Members have been distributed an amount equal to their accrued but undistributed 8% Preferred Return;

5.2.2      Second, 100% to the Members in proportion to their Net Capital Contributions until their Net Capital Contributions are reduced to zero;

5.2.3      Third, (i) 50% to the Members in proportion to their Percentage Interests and (ii) 50% to Cottonwood Residential, until Cottonwood Residential has received an amount pursuant to clause (ii) of Section 5.1.2 and clause (ii) of this Section 5.2.3 equal to 20% of the total amount distributed to the Members and Cottonwood Residential pursuant to Sections 5.1.1, 5.1.2, 5.2.1 and this 5.2.3; and

5.2.4       Thereafter, 80% to the Members in proportion to their Percentage Interests and 20% to Cottonwood Residential.

5.3          Restrictions.   The Company intends to make periodic Distributions of substantially all cash determined by the Members to be distributable, subject to the following: (i) Distributions may be restricted or suspended for periods when the Members determine that it is in the best interest of the Company; and (ii) all Distributions are subject to the payment, and the maintenance of reasonable reserves for payment of Company obligations.

6.          Compensation to the Members and their Affiliates.

6.1          Compensation.   All compensation to be received by the Members, or their Affiliates from the Company or any subsidiary thereof shall be approved by both Members.

6.1.1      The Company will enter into a property management agreement with the Property Manager. Pursuant to such agreement the Company will pay the Property Manager an annual Property Management Fee of up to 3.5% of the monthly gross receipts generated at the Project for services it provides in connection with operating and managing the Project.

6.1.2      The Company will enter into certain agreements with Affiliates of Cottonwood Residential for the operation of the Project. Such Affiliates will receive fees for services rendered in the operation of the Project. These agreements will be made on similar terms as the agreements for the Project similarly situated and shall be approved by the Members.

6.2          Company Expenses.

6.2.1      Operating Expenses.   Subject to the limitations set forth in Section 6.2.2, the Company shall pay directly, or reimburse the Members, as the case may be, for all of the costs and expenses of the Company’s operations, including, without limitation, the following costs and expenses: (a) all Organization Expenses advanced or otherwise paid by the Members; (b) all costs of personnel employed by the Company and directly involved in the Company’s business, if any; (c) all compensation due to the Members or their Affiliates; (d) all costs of borrowed money, taxes and assessments on Property and other taxes applicable to the Company; (e) legal, accounting, audit, brokerage and other fees; (f) fees and expenses paid to independent contractors, mortgage brokers, real estate brokers and other agents; (g) costs of leasing, acquiring, owning, developing, constructing, improving, operating, and disposing of Property; (h) expenses incurred in connection with the development, construction, alteration, maintenance, repair, remodeling, refurbishment, leasing and operation of Property; (i) all expenses incurred in connection with the maintenance of Company books and records, the preparation and dissemination of reports, tax returns or other information to the Members and the making of Distributions to the Members; (j) expenses incurred in preparing and filing reports or other information with appropriate regulatory agencies; (k) expenses of insurance as required in connection with the business of the Company; (l) costs incurred in connection with any litigation in which the Company may become involved, or any examination, investigation, or other proceedings conducted by any regulatory agency, including legal and accounting fees; (m) the actual costs of goods and materials used by or for the Company; (n) the costs of services that could be performed directly for the Company by independent parties such as legal, accounting, secretarial or clerical, reporting, transfer agent, data processing and duplicating services but which are in fact performed by the Members or their Affiliates, but not in excess of the amounts which the Company would otherwise be required to pay to independent parties for comparable services in the same geographic locale; (o) expenses of Company administration, accounting, documentation and reporting; (p) expenses of revising, amending, modifying or terminating this Agreement; and (q) all other costs and expenses incurred in connection with the Company’s business, including travel to and from the Project that may be acquired by the Company.

6.2.2      Overhead of Members.   No Member nor any Affiliate shall be reimbursed for such Member’s or Affiliate’s overhead expenses incurred in connection with the business of the Company, including, but not limited to rent, depreciation, utilities, capital equipment and other administrative items.

7.          Authority and Responsibilities of the Members.

7.1          Management.   Subject to the terms of this Agreement, the business and affairs of the Company shall be managed by the Members.

7.2          Members’ Authority.   Except as otherwise set forth in this Agreement, the Members shall have all authority, rights and powers conferred by law (subject to Section 7.3) and those required or appropriate to the management of the Company’s business, which, by way of illustration but not by way of limitation, shall include the right, authority and power to cause the Company to:

7.2.1      Enter into any limited liability company agreement, partnership agreement, other operating agreement or any joint venture directly or for any subsidiary;

7.2.2      Take all actions as the manager, general partner, or member of any subsidiary;

7.2.3      Acquire, hold, develop, lease, rent, operate, sell, exchange, subdivide and otherwise dispose of Property;

7.2.4      Place record title to, or the right to use, the Property in the name or names of a nominee or nominees for any purpose convenient or beneficial to the Company;

7.2.5      Borrow money, and, if security is required therefor, to pledge or mortgage or subject Property and the Project to any security device, to obtain replacements of any mortgage or other security device and to prepay, in whole or in part, refinance, increase, modify, consolidate, or extend any mortgage or other security device. All of the foregoing shall be on such terms and in such amounts as the Members deem to be in the best interest of the Company;

7.2.6      Provide guarantees with respect to any loan or preferred equity obtained by the Company;

7.2.7      Enter into such contracts and agreements as the Members determine to be reasonably necessary or appropriate in connection with the Company’s business and purpose (including contracts with Affiliates of the Members) and any contract of insurance that the Members deem necessary or appropriate for the protection of the Company, including errors and omissions insurance, for the conservation of Company assets, or for any purpose convenient or beneficial to the Company;

7.2.8      Employ Persons in the operation and management of the business of the Company;

7.2.9      Prepare or cause to be prepared reports, statements, and other relevant information for distribution to the Members;

7.2.10      Open accounts and deposit and maintain funds in the name of the Company in banks, savings and loan associations, “money market” mutual funds and in such other entities or instruments as the Members may deem in their discretion to be necessary or desirable;

7.2.11      Cause the Company to make or revoke any of the elections referred to in the Code;

7.2.12      Select as the Company’s accounting year a calendar or fiscal year as may be approved by the Internal Revenue Service (the Company initially intends to adopt the calendar year);

7.2.13      Determine the appropriate accounting method or methods to be used by the Company;

7.2.14      Require in any Company contract that the Members shall not have any personal liability, but that the Person contracting with the Company is to look solely to the Company and its assets for satisfaction;

7.2.15      Lease personal property for use by the Company;

7.2.16      Establish reserves from income in such amounts as the Members may deem appropriate;

7.2.17      Represent the Company and the Members as “tax matters partner” or the “partnership representative” within the meaning of the Code in discussions with the Internal Revenue Service regarding the tax treatment of items of Company income, loss, deduction or credit, or any other matter reflected in the Company’s returns, and, if deemed in the best interest of the Members, to agree to final Company administrative adjustments or file a petition for a readjustment of the Company items in question with the applicable court and take any action permitted to the “tax matters partner” or “partnership representative” pursuant to applicable law or regulation;

7.2.18      Initiate legal actions, settle legal actions and defend legal actions on behalf of the Company;

7.2.19      Merge or combine the Company or “roll-up” the Company into a partnership, limited liability company or other entity;

7.2.20      Appoint officers of the Company as set forth in Section 7.10;

7.2.21      Perform any and all other acts which the Members are obligated to perform hereunder or which the Company is obligated to perform as the sole member of any subsidiary of the Company;

7.2.22      Admit additional Members as set forth herein;

7.2.23      Redeem or repurchase Membership Interests on behalf of the Company;

7.2.24      Execute, acknowledge and deliver any and all instruments to effectuate the foregoing and take all such actions in connection therewith as the Member deem necessary or appropriate. Any and all documents or instruments may be executed on behalf of and in the name of the Company by the Member or any officer of the Company designated by the Member.

7.3          Major Decisions.   The Company may not take the following actions without the consent of both Members (each a “Major Decision”):

7.3.1      Use or permit any other Person to use Company funds or assets in any manner except for the exclusive benefit of the Company;

7.3.2      Alter the primary purpose of the Company;

7.3.3      Receive from the Company a rebate or give-up or participate in any reciprocal business arrangements which would enable it or any Affiliate to do so;

7.3.4      Enter into any limited liability company agreement, partnership agreement, other operating agreement or joint venture directly or for any subsidiary;

7.3.5      Sell or transfer all or substantially all of the assets of the Company or any Project.

7.3.6      Decisions regarding the acquisition, management, financing, leasing, operation or disposition of any Project;

7.3.7      Borrowing or lending of any sum of money by the Company, the extension of credit or becoming a surety, guarantor, endorser or accommodation maker;

7.3.8      The acquisition of any real estate;

7.3.9      The merger, combination or “roll up” of the Company with another entity;

7.3.10      Do any act in contravention of this Agreement;

7.3.11      Do any act that would make it impossible to carry on the ordinary business of the Company;

7.3.12      Obtain insurance on behalf of the Company or any of its principals;

7.3.13      Approve of a proposed budget as an Approved Budget;

7.3.14      Require any additional capital contributions by the Members except as set forth in an Approved Budget;

7.3.15      Selecting or varying accounting methods, filing of federal or state income tax returns or other income tax filings and making other decisions with respect to treatment of items for accounting, financial reporting, or federal or state income tax purposes, or other matters in connection therewith;

7.3.16      Approve any proposed settlement with the Internal Revenue Service or other taxing authority regarding any Company matter;

7.3.17      Distribute any Company assets in-kind;

7.3.18      Confess any judgment against the Company;

7.3.19      Increase any expense not listed in an Approved Budget that exceeds $50,000;

7.3.20      Modify the terms of any subsidiary partnership or operating agreement; and

7.3.21      Dissolution and winding up of the Company as set forth in Section 13.1.2.

7.4          Administration of the Company.   Cottonwood Residential shall have the responsibility of providing administrative and executive support, advice, consultation, analysis and supervision with respect to the functions of the Company on a commercially reasonable basis. Cottonwood Residential will be required to provide the Company with strategic advice regarding the acquisition, financing, management, improvement, leasing and disposition of the Project and to provide the Company with access to all employees and other resources of Cottonwood Residential that is necessary and reasonable to execute the foregoing.

7.5          Tax Matters Partner.   The Members hereby appoint Cottonwood Residential to act as the “tax matters partner” or the “partnership representative.”

7.6          Indemnification of the Member and the Officers.   The Members and their shareholders, Affiliates, officers, directors, partners, manager, members, employees, agents and assigns and any officers of the Company, shall not be liable for, and shall be indemnified and held harmless (to the extent of the Company’s assets) from, any loss or damage incurred by them, the Company or the other Members in connection with the business of the Company, including costs and reasonable attorneys’ fees and any amounts expended in the settlement of any claims of loss or damage resulting from any act or omission performed or omitted in good faith, which shall not constitute fraud, gross negligence or willful misconduct, breach of fiduciary duty or breach of this Agreement, pursuant to the authority granted to promote the interests of the Company. Moreover, neither the Members nor any officer of the Company shall be liable to the Company or the other Member because any taxing authorities disallow or adjust any deductions or credits in the Company’s income tax returns. Notwithstanding the above, no indemnification or defense shall be required in the event that such indemnification or default is as a result of the indemnified parties’ fraud, gross negligence or willful misconduct or breach of fiduciary duty or a claim relating thereto until such claim has been resolved by a final determination.

7.7          No Personal Liability for Return of Capital.   No Member shall be personally liable or responsible for the return or repayment of all or any portion of the Capital Contribution of any Member or any loan made by any Member to the Company, it being expressly understood that any such return of capital or repayment of any loan shall be made solely from the assets (which shall not include any right of contribution from any Member) of the Company.

7.8          Authority as to Third Persons.

7.8.1      No third party dealing with the Company shall be required to investigate the authority of the Members or the officers of the Company or secure the approval or confirmation by any Member of any act of the officers in connection with the Company’s business. No purchaser of any Property owned by the Company shall be required to determine the right to sell or the authority of the Members to sign and deliver any instrument of transfer on behalf of the Company, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith.

7.8.2      The Members or any officer designated by the Members, shall have full authority to execute on behalf of the Company, in its own capacity or in its capacity as the general partner or manager of any subsidiary, any and all agreements, contracts, conveyances, deeds, mortgages and other instruments, and the execution thereof by the Members or any officer designated by the Members, executing on behalf of the Company, in its own capacity or in its capacity as the general partner or manager of any subsidiary, shall be the only execution necessary to bind the Company thereto. When executed by such officer, no signature of any Member shall be required.

7.9          Insurance.   The Company shall maintain insurance in the amounts determined by the Members.

7.10        Officers.

7.10.1      Appointment of Officers.   The Members may appoint officers of the Company at any time. The officers of the Company, if appointed by the Members, may include a president, chief executive officer, any number of vice presidents, a secretary and a chief financial officer. The officers shall serve at the pleasure of the Members. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as determined and authorized by the Members when applicable.

7.10.2      Removal, Resignation and Filling of Vacancy of Officers.   Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Members. Any officer may resign at any time by giving written notice to the Members. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

7.10.3      Salaries of Officers.   No officer shall receive a salary for acting as an officer of the Company.

7.10.4      Signing Authority.   Subject to any restrictions imposed by the Members, and in accordance with the terms of this Agreement, the chief executive officer, the president, a vice president or the chief financial officer, acting alone, are authorized to sign and endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company or obligating the Company to pay money. The chief executive officer, the president, a vice president and the chief financial officer shall be authorized to sign contracts and obligations on behalf of the Company.

7.11          Approved Budget.   For each calendar year, not later than December 15 of the preceding year, the Property Manager shall prepare a preliminary budget for the Company which shall delineate: (a) for the Company the projected operating revenues, operating expenses, working capital, and capital expenditures, anticipated to be incurred or generated by the Company and the subsidiaries for the next following calendar year and (b) any other anticipated Company or subsidiary revenues and expenditures for such period. Each such preliminary budget shall be in such format and contain such information as determined by the Members. After approval by the Members of any such budget, the same shall constitute the “Approved Budget” for the purpose of this Agreement.

8.          Rights, Authority and Voting of the Members.

8.1          Members As Agents.   Pursuant to Section 7, the management of the Company is vested in the Members.

8.2          Voting by the Members.   Except as otherwise set forth in this Agreement, each Member shall be entitled to cast one vote. Except as otherwise specifically provided in this Agreement, Members (but not Economic Interest Owners) shall have the right to vote upon the following matters:

8.2.1       Dissolution and winding up of the Company as set forth in Section 13.1.2;

8.2.2       Amendment of this Agreement unless otherwise provided herein; or

8.2.3       Any merger or combination of the Company or roll-up of the Company.

8.3          Member Vote.   Matters upon which the Members may vote shall require the consent of both Members to pass and become effective.

8.4          Meetings of the Members.   Any Member may at any time call for a meeting of the Members, or for a vote without a meeting, on matters on which the Members are entitled to vote.

8.4.1      Notice.   Written notice of each meeting shall be given to each Member entitled to vote, either personally or by mail or other means of written communication, charges prepaid, addressed to such Member at its address appearing on the books of the Company or given by it to the Company for the purpose of notice or, if no such address appears or is given, at the principal executive office of the Company. All such notices shall be sent not less than 10, nor more than 60, days before such meeting. The notice shall specify the place, date and hour of the meeting and the general nature of business to be transacted, and no other business shall be transacted at the meeting.

8.4.2      Adjourned Meeting and Notice Thereof.   When a Members’ meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the subsequent meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the subsequent meeting, a notice of the subsequent meeting shall be given to each Member of record entitled to vote at the meeting.

8.4.3      Quorum.   The presence in person or by proxy by both Members shall constitute a quorum for the transaction of business.

8.4.4      Consent of Absentees.   The transactions of any meeting of Members, however called and noticed and wherever held, are as valid as though they occurred at a meeting duly held after regular call and notice, if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice, or a consent to the holding of the meeting or an approval of the minutes thereof. All waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting.

8.4.5      Action Without Meeting.   Except as otherwise provided in this Agreement, any action which may be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Members. In the event the Members are requested to consent on a matter without a meeting, each Member shall be given not less than 1, nor more than 5, days’ notice. In the event the Members request a meeting for the purpose of discussing or voting on the matter, the notice of a meeting shall be given in the same manner as required by Section 8.4.1 and no action shall be taken until the meeting is held. Unless delayed as a result of the preceding sentence, any action taken without a meeting will be effective immediately after the Members have signed the consent.

8.4.6       Record Dates.   For purposes of determining the Members entitled to notice of any meeting or to vote or entitled to receive any Distributions or to exercise any rights in respect of any other lawful matter, the Member or Members if the meeting is being called at its or their request may fix in advance a record date, which is not more than 60 nor less than 10 days prior to the date of the meeting nor more than 60 days prior to any other action. If no record date is fixed:

(a)        The record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held;

(b)        The record date for determining Members entitled to give consent to Company action in writing without a meeting shall be the day on which the first written consent is given;

(c)        The record date for determining Members for any other purpose shall be at the close of business on the day on which the Members adopt the resolution relating thereto, or the 60th day prior to the date of such other action, whichever is later; and

(d)        A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting unless the Members who requested the meeting fix a new record date for the adjourned meeting, but such Members, shall fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting.

8.4.7      Proxies.   Every person entitled to vote or execute consents shall have the right to do so either in person or by one or more agents authorized by a written proxy executed by such person or his duly authorized agent and filed with the Company. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy continues in full force and effect until revoked as specified or unless it states that it is irrevocable. A proxy which states that it is irrevocable is irrevocable for the period specified therein.

8.4.8      Chairman of Meeting.   The Members shall designate a secretary for such meeting, who shall take and keep or cause to be taken and kept minutes of the proceedings thereof.

8.4.9      Record Date and Closing Company Books.   When a record date is fixed, only Members of record on that date are entitled to notice of and to vote at the meeting or to receive a Distribution, or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any Membership Interests on the books of the Company after the record date.

8.4.10      Meetings.   Notwithstanding anything to the contrary herein, the Members shall meet at least once per calendar year to review the status of the Company. The Members may call meetings more frequently to discuss the foregoing as any Member deems to be necessary or desirable.

8.5          Rights of Members.   No Owner shall have the right or power to: (i) withdraw or reduce its Capital Contribution, except as a result of the dissolution and termination of the Company or as otherwise provided in this Agreement or by law; (ii) bring an action for partition against the Company; or (iii) demand or receive property other than cash in return of its Capital Contribution. Except as provided in this Agreement, no Owner shall have priority over any other Owner either as to the return of Capital Contributions or as to allocations of the Net Income, Net Loss or Distributions of the Company. Other than upon the termination and dissolution of the Company as provided by this Agreement, there has been no time agreed upon when the contribution of each Owner is to be returned.

8.6          Restrictions on the Owners.   No Owner shall:

8.6.1      Disclose to any non-Owner, other than their lawyers, accountants or consultants, and/or commercially exploit any of the Company’s business practices, trade secrets or any other information not generally known to the business community, including the identity of suppliers utilized by the Company;

8.6.2      Do any other act or deed with the intention of harming the business operations of the Company;

8.6.3      Do any act contrary to this Agreement; or

8.6.4      Do any act which would make it impossible to carry on the intended purposes or ordinary business of the Company.

8.7          Return of Capital. In accordance with the Act, an Owner may, under certain circumstances, be required to return to the Company, for the benefit of the Company’s creditors, amounts previously distributed to the Owner. If any court of competent jurisdiction holds that any Owner is obligated to make any such payment, such obligation shall be the obligation of such Owner and not of the Company or any other Owner.

9.          Member Transfers.

9.1          Resignation or Withdrawal of A Member.   Subject to this Section 11, a Member shall not resign or withdraw as a Member, without the consent of the other Member.

9.2          Permitted Assignments. No Member may directly or indirectly sell, assign, hypothecate, encumber or otherwise transfer all or any part of its Interest without the consent of the other Member.

9.2.1      Any assignment or transfer of a Member’s Interest provided for by this Agreement can be an assignment or transfer of all of its Interest or any portion or part of its Interest.

9.2.2      Any transfer of all or a part of any Member’s Interest may be made only pursuant to the terms and conditions contained in this Section 9.

9.2.3      Any such assignment shall be by a written instrument of assignment, the terms of which are not in contravention of any of the provisions of this Agreement, and which has been duly executed by the assignor of such Member’s Interest and accepted by the other Member.

9.2.4      All costs of the transfer, including reasonable attorneys’ fees (if any), shall be borne by the transferring Member.

9.3          Substituted Members.   No assignee shall have the right to become a Substituted Member unless the other Member shall consent thereto and all of the following conditions are satisfied:

9.3.1      A duly executed and acknowledged written instrument of assignment shall have been filed with the Company, which instrument shall specify the Interest being assigned and set forth the intention of the assignor that the assignee succeed to the assignor’s interest as a Substituted Member in his place;

9.3.2      The assignor and assignee shall have executed, acknowledged and delivered such other instruments as the other Member may deem necessary or desirable to effect such substitution, which shall include the written acceptance and adoption by the assignee of the Membership Interest of the provisions of this Agreement;

9.3.3      The other Member shall have consented to admit the proposed assignee as a Substituted Member as set forth in this Section 9.3; and

9.3.4      The assignee shall have delivered to the other Member a signed acknowledgement of receipt of a copy of this Agreement.

9.4          Loss of Rights.   A Member shall cease to have the power to exercise any rights with respect to that portion of the assigning Member’s Membership Interest that is assigned to a Substituted Member. In the event that the Member has assigned all of the Member’s Membership Interest when the assignee becomes a Substituted Member, the assigning Member shall cease to be a Member and shall cease to have the power to exercise any rights of a Member.

9.5          Consent of Members.   By executing or adopting this Agreement, each Member hereby consents to the admission of a Substituted Member, and to any Economic Interest Owner becoming a Substituted Member upon the consent of the Members in compliance with this Agreement.

9.6          Transfer in Violation Not Recognized.   Any assignment, sale, transfer, exchange or other disposition in contravention of the provisions of this Section 9 shall be void and ineffectual and shall not bind or be recognized by the Company. Upon the transfer of a Member’s Membership Interest in violation of this Agreement, the Membership Interest of a Member shall be converted to an Economic Interest.

9.7          Rights of Economic Interest Owner.   An Economic Interest Owner shall be entitled to receive Distributions from the Company attributable to the Interest acquired by reason of such assignment from and after the effective date of the assignment; provided, however, that notwithstanding anything herein to the contrary, the Company shall be entitled to treat the assignor of such Interest as the absolute owner thereof in all respects, and shall incur no liability for allocations of Net Income and Net Loss or Distributions, or for the transmittal of reports or other information until the written instrument of assignment has been received by the Company and recorded on its books. The effective date of such assignment shall be the date on which all of the requirements of this Section have been complied with, subject to Section 4.7.

9.8          Right to Inspect Books.   Economic Interest Owners shall have no right to inspect the Company’s books or records, to vote on Company matters, or to exercise any other right or privilege as Members, until they are admitted to the Company as Substituted Members except as required by the Act.

9.9          Assignment of 50% or More of Interests.   Without the consent of the Members, no assignment of any Interest may be made if the Interest to be assigned, when added to the total percentage of all other Interests assigned within the 13 immediately preceding months, would, in the opinion of counsel for the Company, result in the termination of the Company under the Code.

9.10        Transfer Subject to Law.   No assignment, sale, transfer, exchange or other disposition of any Membership Interest may be made except in compliance with the applicable governmental laws and regulations, including state and federal securities laws.

9.11        Right of First Refusal.   This Section 9.11 is applicable whenever any Member desires to sell, assign, or otherwise transfer any part or all of its Membership Interest:

9.11.1      If any Owner desires to transfer all or a portion of their Interest, such Owner shall give the other Member written notice of such proposed transfer (the “Transfer Notice”) and offer to sell such Interest to the other Member. The price of the Interest shall be the price at which such Interest is intended to be transferred by the Owner to a third party in a bona fide transaction. The Transfer Notice shall set forth the intended terms, conditions, price and the name and address of such third party.

9.11.2      The other Member shall have the option for a period of 10 business days from the date of receipt of such written offer (the “Offer Period”) to accept such offer, and 2 months from the date of the receipt of such written offer to purchase the Interest (the “Option Period”) on the terms and conditions set forth therein.

9.11.3      If the offer has not been accepted in writing prior to the expiration of the Offer Period, or, if so accepted in writing, the closing of the purchase of the Interest by the other Member delivering such written acceptance has not occurred within the Option Period, the transferring Owner shall have the right for a period of 180 days following the end of the Offer Period (where no acceptance has been delivered by the other Member) or the Option Period (where acceptance of the offer has been delivered but the applicable Interest has not been purchased on or prior to the expiration of the Option Period), as applicable, to dispose of all (but not less than all) of such Interest in accordance with the terms set forth in the Transfer Notice.

9.12          Repurchase Rights.   In the event a Member assigns all or a portion of its Interest without approval of the other Member, the Company may, at its option exercised written 60 days following receipt of notice of the Member, purchase from such Member and the Member shall transfer to the Company for the consideration of $100, all of the Member’s remaining rights in the Company other than its Economic Interest. Each Member acknowledges and agrees that the right of the Company to purchase such remaining rights and interest from a Member who transfers an Interest in violation of this Section 9 is not unreasonable under the circumstances existing as of the date hereof. No such purchase by the Company of the remaining rights and interest of the Member shall operate to make a Member’s assignee a Substituted Member. Upon exercise of the Company’s right to purchase the remaining rights, the Company shall have the right to purchase from the assignee the Economic Interest purchased from the Member at the same price and terms paid by the assignee.

9.13          Specific Performance.   It is agreed that the rights granted to the parties in this Section 9 are of a special and unique kind and character and if there is a breach by any Member of any material provision in this Section, the other Members would not have adequate remedy at law. It is expressly agreed, therefore, that the provisions in this Section and the rights of the Members thereunder may be enforced by an action for specific performance and such other equitable relief as is provided for under the laws of the State of Delaware, and that any such action may only be brought in a court of competent jurisdiction in the State of Utah.

10.        Books, Records, Accounting and Reports.

10.1          Records.   The Company shall maintain at its principal office the Company’s records and accounts of all operations and expenditures of the Company including the following:

10.1.1      A current list of the name and last known business, residence or mailing address of each Owner;

10.1.2      A copy of the Certificate of Formation and all amendments thereto, together with any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto were executed;

10.1.3      Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent fiscal years;

10.1.4      Copies of this Agreement and any amendments thereto together with any powers of attorney pursuant to which any written accounting or any amendments thereto were executed;

10.1.5      Copies of any financial statements of the Company, if any, for the six most recent years; and

10.1.6      The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four fiscal years.

10.2          Delivery to Members and Inspection.   Each Member, or its representative designated in writing, has the right, upon reasonable written request for the purposes related to the interest of that person as a Member, which purposes shall be set forth in the written request, to receive from the Company:

10.2.1      True and full information regarding the status of the business and financial condition of the Company;

10.2.2      Promptly after becoming available, a copy of the Company’s federal, state and local income tax returns for each year;

10.2.3      A current list of the name and last known business, residence or mailing address of each Owner;

10.2.4      A copy of this Agreement and the Certificate of Formation and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and the Certificate of Formation and all amendments thereto have been executed;

10.2.5      True and full information regarding the amount of cash and a description and statement of the agreed value of any property or services contributed by each Owner and which each Owner has agreed to contribute in the future, and the date on which each became an Owner; and

10.2.6      Any and all other information a Member may require.

10.3          Rights of Members.   The Members have the right to inspect and copy during normal business hours any of the Company’s records.

10.4          Reports.   Cottonwood Residential will cause the Company, at the Company’s expense, to prepare quarterly and annual reports on the operations of the Company containing a year-end balance sheet and income statement. Copies of such statements shall be distributed to each Member within 30 days after the close of each quarter or 90 days after the close of each year, as applicable.

10.5          Tax Information.   Cottonwood Residential, at the Company’s expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Company shall send to each Member within 75 days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns, and a copy of the Company’s federal, state, and local income tax or information returns for that year; provided, however, that this time may be extended by the Members.

11.          Termination and Dissolution of the Company.

11.1        Termination of the Company.   The Company shall be dissolved, shall terminate and its assets shall be disposed of, and its affairs wound up upon the earliest to occur of the following:

11.1.1      Upon the happening of any event of dissolution specified in the Certificate of Formation;

11.1.2      A determination by the Members to terminate the Company;

11.1.3      Upon the entry of a decree of judicial dissolution; or

11.1.4      The expiration of the term of the Company.

11.2          Certificate of Cancellation.   As soon as possible following the occurrence of any of the events specified in Section 13.1, the Members shall execute a Certificate of Cancellation in such form as shall be required by the Act.

11.3          Liquidation of Assets. Upon a dissolution and termination of the Company, the Members or Person designated by the Members shall take full account of the Company assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining the fair market value thereof, and shall apply and distribute the proceeds therefrom in the following order:

11.3.1      To the payment of creditors of the Company, including Members who are creditors to the extent permitted by law, but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Company assets;

11.3.2      To the setting up of any reserves as required by law for any liabilities or obligations of the Company; provided, however, that said reserves shall be deposited with a bank or trust company in escrow at interest for the purpose of disbursing such reserves for the payment of any of the aforementioned contingencies and, at the expiration of a reasonable period, for the purpose of distributing the balance remaining in accordance with the remaining provisions of this Section 11.3; and

11.3.3      To the Owners as set forth in Section 5.2.

11.4         Distributions Upon Dissolution.   Each Member shall look solely to the assets of the Company for all Distributions of its Capital Contributions, and shall have no recourse therefor (upon dissolution or otherwise) against any Member. No Member shall be required to restore any deficit in the Member’s Capital Account.

11.5        Liquidation of Member’s Interest.   If there is a Liquidation of a Member’s interest in the Company, any liquidating Distribution pursuant to such Liquidation shall be made only to the extent of the positive Capital Account balance, if any, of such Member for the taxable year during which such Liquidation occurs after proper adjustments for allocations and Distributions for such taxable year up to the time of Liquidation. Such Distributions shall be made by the end of the taxable year of the Company during which such Liquidation occurs, or if later, within 90 days after such Liquidation.

12.          Amendment of Agreement.   This Agreement may not be amended without the consent of the Members evidenced by execution of the applicable amendment.

13.          Relationship of this Agreement to the Act.   Many of the terms of this Agreement are intended to alter or extend provisions of the Act as they may apply to the Company or the Members. Any failure of this Agreement to mention or specify the relationship of such terms to provisions of the Act that may affect the scope or application of such terms shall not be construed to mean that any of such terms is not intended to be a limited liability company agreement provision authorized or permitted by the Act or which in whole or in part alters, extends or supplants provisions of the Act as may be allowed thereby.

14.          Representations of Each Member.   Each Member represents as follows:

14.1          No View to Resell.   The Member is acquiring the Membership Interest for investment purposes only and not with a view to resell or distribute to any other person.

14.2          Status. The Member, if an entity, is duly formed and organized, validly existing and in good standing under the laws of the state of its formation and has the power under its formation documents and has the power and authority to execute, deliver and perform this Agreement, which upon execution and delivery will be a valid and binding obligation enforceable in accordance with its terms (subject only to the application of bankruptcy, insolvency or other similar laws regarding the rights of creditors generally and the exercise of judicial discretion in equity).

14.3          Due Authorization.   The execution, delivery and performance of this Agreement by such Member are duly authorized and do not require the consent or approval of any person that has not been obtained, and, if such Member is an entity, are not in contravention of or in conflict with any term or provision of such Member’s organizational documents.

14.4          Other Agreements.   The execution, delivery and performance of this Agreement will not breach or constitute a default under any agreement, indenture, undertaking or other instrument to which the Member or any Affiliate is a party or by which any of such persons or any of their respective properties may be bound or affected, which breach or default would have a materially adverse effect on the financial condition, properties or operations of this Company, and other than as contemplated by this Agreement, such execution, delivery and performance will not result in the creation or imposition of (or the obligation to create or impose) any lien or encumbrance on any of the Company’s property.

15.          Miscellaneous.

15.1          Counterparts.   This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

15.2          Successors and Assigns.   The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective Members.

15.3          Severability.   In the event any sentence or Section of this Agreement is declared by a court of competent jurisdiction to be void, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

15.4          Notices.   All notices under this Agreement shall be in writing and shall be given to the Members or Economic Interest Owners entitled thereto, by personal service or by mail or by Federal Express, posted to the address maintained by the Company for such person or at such other address as he may specify in writing.

15.5          Members’ Address.   The name and address of the Members are as set forth on Exhibit B.

15.6          Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

15.7          Captions.   Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provisions hereof.

15.8          Gender.   Whenever required by the context hereof, the singular shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, and vice versa.

15.9          Time.   Time is of the essence with respect to this Agreement.

15.10          Additional Documents.   Each Member, upon the request of the Company, shall perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

15.11          Descriptions.   All descriptions referred to in this Agreement are expressly incorporated herein by reference as if set forth in full, whether or not attached hereto.

15.12          Dispute Resolution.   In the event of a dispute under this Agreement, the Members shall first be subject to non-binding mediation at a mutually convenient location in the Salt Lake City, Utah. Such mediation shall be in accordance with the American Arbitration Association’s Mediation Rules (the “Mediation Rules”). The parties agree to use their good faith efforts to hold their first meeting with any mediator within 15 days after the notice from one party to the other invoking the mediation under this Section 15.12. The parties agree that the mediation proceedings shall be confidential as provided in the Mediation Rules. If the dispute has not been resolved as provided in this Section 15.12 within 90 days of written notice by one party to the other of such party’s election to submit the controversy to mediation, then neither party shall be obligated to proceed further with such mediation. Each of the parties to the mediation shall pay their portion of the mediator’s fees for any mediation under this Section 15.12; each of the parties shall otherwise each pay their own costs and attorneys’ fees incurred in relation to such mediation.

15.13          Attorneys’ Fees.   In the event that litigation is commenced to enforce any of the provisions of this Agreement, to recover damages for breach of any of the provisions of this Agreement, or to obtain declaratory relief in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, whether or not such action proceeds to judgment. The prevailing party shall be determined by either the officiating judge in the matter or by the presiding judge in the District Court of Utah.

15.14          Venue.   Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.

15.15          Partition.   The Members agree that the assets of the Company are not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all rights that he may have, or may obtain, to maintain any action for partition of any of the assets of the Company.

15.16          Integrated and Binding Agreement.   This Agreement and the Investment Policy Agreement contain the entire understanding and agreement among the Members with respect to the subject matter hereof, and there are no other agreements, understandings, representations or warranties among the Members other than those set forth herein. This Agreement may be amended only as provided in this Agreement.

15.17          Title to Company Property.   All Property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in any Company Property in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes.

IN WITNESS WHEREOF, this Agreement is effective as of the date first set forth in the preamble.

MEMBER:

Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership

By:	CW Multifamily REIT II GP, LLC, a Delaware limited liability company, its general partner

	By:	Cottonwood Multifamily REIT II, Inc., a Maryland corporation, its sole member

By:
Gregg Christensen, Executive Vice President

MEMBER:

[ ], LLC, a Delaware limited liability company

By:	Cottonwood Residential O.P., LP, a Delaware limited partnership, its sole member

	By:	Cottonwood Residential, Inc., a Maryland corporation, its general partner

By:
Gregg Christensen, Executive Vice President

EXHIBIT A

DEFINITIONS

“8% Preferred Return” shall mean an amount equal to an 8% cumulative but not compounded annual return on a Member’s Net Capital Contribution.

“Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i)        Credit to such Capital Account any amounts which the Member is obligated to restore and the Member’s share of Member Minimum Gain and Company Minimum Gain and;

(ii)        Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

“Affiliate” shall mean (i) any Person directly or indirectly controlling, controlled by or under common control with another Person; (ii) a Person owning or controlling 10% or more of the outstanding voting securities of such other Person; (iii) any officer, director or partner of such other Person; and (iv) if such other Person is an officer, director or partner, any company for which such Person acts in any capacity.

“Agreement” shall mean this Limited Liability Company Agreement, as amended from time to time.

“Approved Budget” shall have the meaning set forth in Section 7.11.

“Book Gain” shall mean the excess, if any, of the fair market value of the Property over its adjusted basis for federal income tax purposes at the time a valuation of the Property is required under this Agreement or Treasury Regulations Section 1.704-1(b) for purposes of making adjustments to the Capital Accounts.

“Book Loss” shall mean the excess, if any, of the adjusted basis of Property for federal income tax purposes over its fair market value at the time a valuation of the Property is required under this Agreement or Treasury Regulations Section 1.704-1(b) for purposes of making adjustments to the Capital Accounts.

“Book Value” shall mean the adjusted basis of Property for federal income tax purposes increased or decreased by Book Gain, Book Loss, Built-In Gain and Built-In Loss as reduced by depreciation, amortization or other cost recovery deductions, or otherwise, based on such Book Value.

“Built-In Gain (or Loss)” shall mean the amount, if any, by which the agreed value of contributed Property exceeds (or is less than) the adjusted basis of Property contributed to the Company by a Member immediately after its contribution by the Member to the capital of the Company.

“Capital Account” with respect to any Member (or such Member’s assignee) shall mean such Member’s initial Capital Contribution adjusted as follows:

(i)          A Member’s Capital Account shall be increased by:

(a)        such Member’s share of Net Income;

(b)        any item of income or gain specially allocated to a Member and not included in Net Income or Net Loss;

(c)        any additional cash Capital Contribution made by such Member to the Company; and

(d)        the fair market value of any additional Capital Contribution consisting of property contributed by such Member to the capital of the Company reduced by any liabilities assumed by the Company in connection with such contribution or to which the Property is subject.

(ii)          A Member’s Capital Account shall be reduced by:

(a)        such Member’s share of Net Loss;

(b)        any loss or deduction specially allocated to a Member and not included in Net Income or Net Loss;

(c)        any cash Distribution made to such Member; and

(d)        the fair market value, as agreed to by the Members, of any Property (reduced by any liabilities assumed by the Member in connection with the Distribution or to which the distributed Property is subject) distributed to such Member; provided that, upon liquidation and winding up of the Company, unsold Property will be valued for Distribution at its fair market value and the Capital Account of each Member before such Distribution shall be adjusted to reflect the allocation of gain or loss that would have been realized had the Company then sold the Property for its fair market value. Such fair market value shall not be less than the amount of any nonrecourse indebtedness that is secured by the Property.

Property other than money may not be contributed to the Company except as specifically provided in this Agreement. Property of the Company may not be revalued for purposes of calculating Capital Accounts unless the Members agree upon the fair market value of the Property and the Company complies with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and (g); provided, however, for purposes of calculating Book Gain or Book Loss (but not for purposes of adjusting Capital Accounts to reflect the contribution and distribution of such Property), the fair market value of Property shall be deemed to be no less than the outstanding balance of any nonrecourse indebtedness secured by such Property.

The Capital Account of a Substituted Member shall include the Capital Account of his transferor. Notwithstanding anything to the contrary in this Agreement, the Capital Accounts shall be maintained in accordance with Treasury Regulations Section 1.704-1(b). For purposes of this Agreement, any references to the Treasury Regulations shall include corresponding subsequent provisions.

“Capital Contribution” shall mean the gross amount of cash actually contributed by a Member to the capital of the Company pursuant to Section 3 and the agreed upon fair market value of a contributing Member’s equity in any property actually contributed pursuant to Section 3 (including any indebtedness assumed by a Member). In the plural, “Capital Contributions” shall mean the aggregate amount contributed by all of the Members in the Company.

“Cash From Operations” shall mean the net cash realized by the Company from all sources other than Cash From Capital Transactions, including, but not limited to, cash from the operations of the Company after payment of all cash expenditures of the Company (including, but not limited to, all operating expenses, all payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the Members reasonably determine to be necessary and desirable in connection with the Company’s operations in connection with its existing assets and any anticipated acquisitions).

“Cash From Capital Transactions” shall (i) mean the net cash realized by the Company from the sale, financing, or other disposition of Property after payment of all cash expenditures of the Company, including, but not limited to, all disposition expenses including all fees payable to Affiliates, all payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements and such reserves and retentions as the Members reasonably determine to be necessary and desirable in connection with Company operations with its then existing assets and any anticipated acquisitions and (ii) any Capital Contributions that are determined by the Members to be distributed.

“Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of Delaware as the same may be amended or restated from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequently enacted federal revenue laws.

“Company” shall mean [                                                     ], LLC.

“Company Minimum Gain” shall have the same meaning as “partnership minimum gain” as set forth in Treasury Regulations Section 1.704-2(d).

“Delinquent Member” shall have the meaning set forth in Section 3.3.

“Distribution” shall refer to any money or other property transferred without consideration to Owners with respect to their Interests in the Company, but shall not include payments pursuant to Section 6.

“Economic Interest” shall mean an interest in the Net Income, Net Loss and Distributions of the Company but shall not include any right to vote or to participate in the management of the Company.

“Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

“Interest” shall mean a Membership Interest or an Economic Interest.

“Investment Policy Agreement” shall mean that certain Investment Agreement dated                                  , 20     between the Members.

“Liquidation” shall mean in respect to the Company the earlier of the date upon which the Company is terminated under Code Section 708(b)(1) or the date upon which the Company ceases to be a going concern (even though it may exist for purposes of winding up its affairs, paying its debts and distributing any remaining balance to its Members), and in respect to a Member where the Company is not in Liquidation means the date upon which occurs the termination of the Member’s entire interest in the Company by means of a distribution or the making of the last of a series of Distributions (whether or not made in more than one year) to the Member by the Company.

“Major Decision” shall have the meaning set forth in Section 7.3.

“Mediation Rules” shall have the meaning set forth in Section 15.12.

“Member” shall refer to any Person who is admitted to the Company as a Member or a Substituted Member and who has not ceased to be a Member.

“Member Minimum Gain” shall mean “partner nonrecourse debt minimum gain” as determined under Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” shall mean “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall mean “partner nonrecourse deductions,” and the amount thereof shall be, as set forth in Treasury Regulations Section 1.704-2(i).

“Membership Interest” shall mean a Member’s entire interest in the Company including such Member’s Economic Interest and such voting and other rights and privileges that the Member may enjoy by being a Member.

“Net Capital Contribution” of any Member shall be equal to the excess, if any, of (a) the aggregate Capital Contributions of such Member over (b) the aggregate Distributions to such Member pursuant to Section 5.2.2.

“Net Income” or “Net Loss” shall mean, respectively, for each taxable year of the Company the taxable income and taxable loss (exclusive of Built-In Gain or Loss) of the Company as determined for federal income tax purposes in accordance with Code Section 703(a) (including all items of income, gain, loss, or deduction required to be separately stated pursuant to Code Section 703(a)(1)) (other than any specific item of income, gain (exclusive of Built-In Gain), loss (exclusive of Built-In Loss), deduction or credit subject to special allocation under this Agreement), with the following modifications:

(a)        The amount determined above shall be increased by any income exempt from federal income tax;

(b)        The amount determined above shall be reduced by any expenditures described in Code Section 705(a)(2)(B) or expenditures treated as such pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i);

(c)        Depreciation, amortization and other cost recovery deductions shall be computed based on Book Value instead of on the amount determined in computing taxable income or loss. Any item of deduction, amortization or cost recovery specially allocated to a Member and not included in Net Income or Net Loss shall be determined for Capital Account purposes in a similar manner; and

(d)        For purposes of this Agreement, Book Gain and Book Loss attributable to a revaluation of Property attributable to unrealized gain or loss in such Property shall be treated as Net Income and Net Loss.

“Non-Delinquent Member” shall have the meaning set forth in Section 3.3.

“Nonrecourse Debt” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Nonrecourse Deductions” shall have the meaning, and the amount thereof shall be, as set forth in Treasury Regulations Section 1.704-2(c).

“Organization Expenses” shall mean all of the out-of-pocket expenses incurred in connection with the organization and formation of the Company such as filing fees and costs and other costs and fees of the Members and their advisors.

“Owner” shall mean a Member or the holder of an Economic Interest.

“Percentage Interest” shall mean the percentage interest of a Member, as set forth opposite the name of such Member under the column “Percentage Interest” on Exhibit B.

“Person” shall mean a natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, statutory trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof.

“Prime Rate” shall mean the reference rate announced from time-to-time by the Wall Street Journal, and changes in the Prime Rate shall be deemed to occur on the date that changes in such rate are announced.

“Project” shall mean that certain [                    ] located in [                        ] commonly known as [                                                         ].

“Property” shall refer to any or all of such real and tangible or intangible personal property or properties as may be acquired by the Company, including the Project.

“Property Management Fee” shall have the meaning set forth in Section 6.1.1.

“Property Manager” shall mean Cottonwood Capital Management II, LLC, a Delaware limited liability company.

“Regulatory Allocations” shall mean the allocations set forth in Sections 4.2.1 through 4.2.7.

“Required Additional Capital Contribution” shall have the meaning set forth in Section 3.3.

“Substituted Member” shall mean any Person admitted as a substituted Member pursuant to this Agreement.

“Tax Payment” shall have the meaning set forth in Section 4.10.1.

“Transfer Notice” shall have the meaning set forth in Section 9.11.1.

EXHIBIT B

ROSTER OF MEMBERS

Name and Address	Percentage Interest

Cottonwood Multifamily REIT II O.P., LP 6340 South 3000 East, Suite 500 Salt Lake City, Utah 84121	[90]%

[ ], LLC 6340 South 3000 East, Suite 500 Salt Lake City, Utah 84121	[10]%

B-1